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EXHIBIT 99.1

           TELESPECTRUM WORLDWIDE INC. NAMES J. PETER PIERCE CHAIRMAN
                     AND CEO, FILLS KEY MANAGEMENT POSITIONS

KING OF PRUSSIA, PA - JANUARY 3, 2001 - TeleSpectrum Worldwide Inc. (OTCBB:TLSP) today announced that J. Peter Pierce has joined the Company as Chairman and Chief Executive Officer. TeleSpectrum's former President and CEO Vincent J. Ciavardini will be leaving the company to pursue other business interests. F. R. "Pete" Talbott, TeleSpectrum's former Chairman, will remain on the Company's Board of Directors, retaining his position as Chairman of the Executive Committee. Mr. Pierce was formerly the President and COO of Iron Mountain, Inc. (NYSE:IRM) following its February 2000 merger with Pierce Leahy Corp., where he had held the position of President and CEO. Also joining TeleSpectrum are Christopher J. Williams as Chief Operating Officer, Joseph A. Nezi as Executive Vice President Business Development, and Ronald P. "Rip" Muhlenhaupt as Senior Vice President Corporate Communications. All three are former members of Iron Mountain, and Pierce Leahy's, senior management teams where they had held similar positions.

"We are fortunate to have Peter and his management team join TeleSpectrum to lead the Company into 2001 now having set a strong foundation in the latter half of year 2000, particularly with the recent announcements of the Company's new Chief Financial Officer Kurt Dinkelacker, our new Head of Sales Dan Cruice, and our new Chief Information Officer Bob Lyons," stated former Chairman Pete Talbott.

Mr. Pierce commented, "Chris, Joe, Rip and I are very excited to join TeleSpectrum's team in pursuing the Company's fundamental business strategy of providing outsourced telemarketing and teleservicing activities, both inbound and outbound. We share the belief that significant opportunity lies in the continued growth of this industry and that there is tremendous potential which exists for TeleSpectrum as the importance of customer relationship management is recognized and continually increases for every business," he said.

Headquartered in King of Prussia, Pennsylvania, TeleSpectrum Worldwide Inc. is a premier full-service provider of multi-channel customer relationship management
(CRM) solutions for Global 2500 companies in diverse industries, including financial services, telecommunications, technology, insurance, utilities, healthcare, pharmaceuticals and government. In addition to providing both traditional business-to-consumer and business-to-business telemarketing services, TeleSpectrum also offers inbound customer service, customer care, as well as web-based sales and service, e-mail response, web telephony, web chat and fax. The Company presently operates approximately 6,000 workstations in 31 customer contact centers and employs over 9,000 people in the United States, Canada and United Kingdom.